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                                                                  Exhibit 10(ae)


                               FIRST AMENDMENT TO
                              EMPLOYMENT AGREEMENT

         BETWEEN FIRST UNION REAL ESTATE EQUITY AND MORTGAGE INVESTMENTS

                             AND JAMES C. MASTANDREA


THIS AMENDMENT (this "Amendment") is made at Cleveland, Ohio, as of the 19th day of March, 1998, between FIRST UNION REAL ESTATE EQUITY AND MORTGAGE INVESTMENTS, an Ohio business trust (the "Trust"), and JAMES C. MASTANDREA, II Bratenahl Towers, Suite 5E, Bratenahl, Ohio 44108 ("Mastandrea"), and amends the Employment Agreement entered into between Mastandrea and the Trust that is dated July 13, 1994 (the "Employment Agreement").

                                  WITNESSETH:

WHEREAS, Mastandrea holds the offices of Chairman of the Board of Trustees, Chairman of the Executive Committee of the Board of Trustee, President, and Chief Executive Officer of the Trust;

WHEREAS, Section 12 of the Employment Agreement, as originally executed by the parties, provided that, if it was determined that any payment by the Trust to Mastandrea (whether under the Employment Agreement or otherwise) would not be deductible by the Trust for federal income tax purposes because of Section 280G of the Internal Revenue Code of 1986, as amended (the "Code"), then the aggregate present value of amounts payable under the Employment Agreement would be reduced to the maximum amount that would be deductible;

WHEREAS, the Trust is party to certain Change of Control Agreements with other officers of the Trust that were entered into in November 1997 and each of these Change of Control Agreements provides for additional payments to be made to the officer if it is determined that any other payment to the officer will be subject to the 20% excise tax imposed by Section 4999 of the Code so that, after receipt of the additional payments, the officer will be in the same position on an after-tax basis as the officer would have been in had the other payments not been subject to the 20% excise tax;

WHEREAS, the Employment Agreement, as originally executed, did not require Mastandrea to continue as an employee for a period of at least 90 days after the occurrence of a Change of Control or Shift in Ownership before voluntary termination by him for "Good Reason"; and

WHEREAS, this Board of Trustees has determined that it would be in the best interest of the Trust and its shareholders to amend the Employment Agreement to remove from the Employment

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Agreement the limitation based on Section 280G of the Code, to provide for additional payments to Mastandrea with respect to the 20% excise tax payable under Section 4999 of the Code, and to require Mastandrea to provide at least 90 days notice before any voluntary termination by him for "Good Reason" after the occurrence of a Change of Control or Shift in Ownership;

WHEREAS, the Trust and Mastandrea desire to enter into this Amendment and to otherwise reaffirm the Employment Agreement in all respects;

NOW, THEREFORE, the Trust and Mastandrea, in consideration of the premises and the mutual covenants contained in this Amendment and in the Employment Agreement as amended by this Amendment, agree as follows:

1. AMENDMENT TO SUBSTITUTE NEW SECTION 12 FOR ORIGINAL SECTION 12. Section 12 of the Employment Agreement as originally executed is hereby deleted in its entirety and there is substituted therefore the following new Section 12:

                12.   ADDITIONAL PAYMENTS.

                (a) Anything in this Agreement to the contrary notwithstanding, in the event it is determined (as hereinafter provided) that any payment or distribution to or for the benefit of Mastandrea, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise pursuant to or by reason of any other agreement, policy, plan, program or arrangement or similar right (any such payment or distribution, a "Payment"), would be subject to the excise tax imposed by Section 4999 of the Code (or any successor provision thereto), or any interest or penalties with respect to such excise tax (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the "Excise Tax"), then Mastandrea shall be entitled to receive an additional payment or payments (a "Gross-Up Payment") in an amount such that, after payment by Mastandrea of all taxes and including any Excise Tax) imposed upon the Gross-Up Payment, Mastandrea retains (or has withheld and credited on his behalf for tax purposes) an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payments.

                (b) Subject to the provisions of Section 12(e) hereof, all determinations required to be made under this Section 12 (including whether an Excise Tax is payable by Mastandrea, the amount of such Excise Tax, whether a Gross-Up Payment is required, and the amount of such Gross-Up Payment), shall be made by a nationally recognized legal or accounting firm (the "Firm") selected by Mastandrea in his sole discretion. Mastandrea agrees to direct the Firm to submit its determination and detailed supporting calculations to both Mastandrea and the Trust within 15 calendar days after the Date of Termination, if applicable, or such earlier time or times as may be requested by Mastandrea or the Trust. If the Firm determines that any Excise Tax is payable by Mastandrea and that a Gross-Up Payment is required, the Trust shall pay Mastandrea the required Gross-Up Payment within five business days after receipt of such determination and



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         calculations. If the Firm determines that no Excise Tax is payable by
         Mastandrea, it shall, at the same time as it makes such determination, furnish Mastandrea with an opinion that Mastandrea has substantial authority not to report any Excise Tax on his federal income tax return. Any determination by the Firm as to the amount of the Gross-Up Payment shall be binding upon Mastandrea and the Trust. As a result of the uncertainty in the application of Section 4999 of the Code (or any successor provision thereto) at the time of the initial determination by the Firm hereunder, it is possible that Gross-Up Payments which will not have been made by the Trust should have been made (an "Underpayment"). In the event that the Trust exhausts its remedies pursuant to Section 12(e) hereof and Mastandrea thereafter is required to make a payment of any Excise Tax, Mastandrea may direct the Firm to determine the amount of the Underpayment (if any) that has occurred and to submit its determination and detailed supporting calculations to both Mastandrea and the Trust as promptly as possible. Any such Underpayment shall be promptly paid by the Trust to Mastandrea, or for his benefit, within five business days after receipt of such determination and calculations.

                (c) Mastandrea and the Trust shall each provide the Firm access to and copies of any books, records and documents in the possession of the Trust or Mastandrea, as the case may be, reasonably requested by the Firm, and otherwise cooperate with the Firm in connection with the preparation and issuance of the determination contemplated by Section 12(b) hereof.

                (d) The fees and expenses of the Firm for its services in connection with the determinations and calculations contemplated by
         Section 12(b) hereof shall be borne by the Trust. If such fees and expenses are initially paid by Mastandrea, the Trust shall reimburse him the full amount of such fees and expenses within five business days after receipt from Mastandrea of a statement therefor and reasonable evidence of his payment thereof.

                (e) Mastandrea agrees to notify the Trust in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by the Trust of a Gross-Up Payment. Such notification shall be given as promptly as practicable but no later than ten business days after Mastandrea actually receives notice of such claim. Mastandrea agrees to further apprise the Trust of the nature of such claim and the date on which such claim is requested to be paid (in each case, to the extent known by Mastandrea). Mastandrea agrees not to pay such claim prior to the earlier of (i) the expiration of the 30-calendar-day period following the date on which Mastandrea gives such notice to the Trust and (ii) the date that any payment or amount with respect to such claim is due. If the Trust notifies Mastandrea in writing at least five business days prior to the expiration of such period that it desires to contest such claim, Mastandrea agrees to:


                (i) provide the Trust with any written records or documents in Mastandrea's possession relating to such claim reasonably requested by the Trust;


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                (ii)  take such action in connection with contesting such claim as the Trust shall reasonably request in writing from time to time, including without limitation accepting legal representation with respect to such claim by an attorney competent in respect of the subject matter and reasonably selected by the Trust;

                (iii) cooperate with the Trust in good faith in order
                      effectively to contest such claim; and

                (iv) permit the Trust to participate in any proceedings relating to such claim;

         provided, however, that the Trust shall bear and pay directly all costs and expenses (including interest and penalties) incurred in connection with such contest and shall indemnify and hold Mastandrea harmless, on an after-tax basis, for and against any Excise Tax or income tax, including interest and penalties with respect thereto, imposed as a result of such representation and payment of costs and expenses. Without limiting the foregoing provisions of this Section 12(e), the Trust shall control all proceedings taken in connection with the contest of any claim contemplated by this Section 12(e) and , at its sole option, may pursue or forego any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim (provided, however, that Mastandrea may participate therein at his own cost and expense) and may, at its option, either direct Mastandrea to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and Mastandrea agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Trust shall determine; provided, however, that if the Trust directs Mastandrea to pay the tax claimed and sue for a refund, the Trust shall advance the amount of such payment to Mastandrea on an interest-free basis and shall indemnify and hold Mastandrea harmless, on an after-tax basis, from any Excise Tax or income tax including interest or penalties with respect thereto, imposed with respect to such advance; and provided further, however, that any extension of the statute of limitations relating to payment of taxes for Mastandrea's taxable year with respect to which the contested amount is claimed to be due is limited solely to such contested amount. Furthermore, the Trust's control of any such contested claim shall be limited to issues with respect to which a Gross-Up Payment would be payable hereunder and Mastandrea shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.

                (f) If, after the receipt by Mastandrea of an amount advanced by the Trust pursuant to Section 12(e) hereof, Mastandrea receives any refund with respect to such claim, Mastandrea agrees (subject to the Trust's complying with the requirements of Section 12(e) hereof) to promptly pay to the Trust the amount of such refund (together with any interest paid or credited thereon after any taxes

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         applicable thereto). If, after Mastandrea's receipt of an amount advanced by the Trust pursuant to Section 12(e) hereof, a determination is made that Mastandrea is not entitled to any refund with respect to such claim and the Trust does not notify Mastandrea in writing of its intent to contest such denial of refund prior to the expiration of 30 calendar days after such determination, then such advance shall be forgiven and shall not be required to be repaid and the amount of such advance shall offset, to the extent thereof, the amount of Gross-Up Payment required to be paid pursuant to this Section 12.


2. AMENDMENT TO ADD 90-DAY NOTICE REQUIREMENT TO TERMINATION FOR "GOOD REASON" PROVISION.

(a) ADDITION OF PARENTHETICAL. The parenthetical phrase "(but only if the termination is effective on a day that does not fall within the "90-Day Notice Period," as defined below)" is added to Section 8(d) of the Employment Agreement so that the portion of Section 8(d) ending with the first colon now reads as follows:

                (d) By Mastandrea for Good Reason. Mastandrea may terminate his employment hereunder (but, if the termination is to be effective after the occurrence of a Change of Control or Shift in Ownership, only if the termination is effective on a day that does not fall within the "90-day Notice Period," as defined below) for "Good Reason" if one or more of the events listed in (i) through (vi) of this Section 8(d) occurs:

(b) ADDITION OF DEFINITION OF "90-DAY NOTICE PERIOD." There is hereby added to the end of Section 8(d), after clause (vi) thereof and all the way to the left margin, the following definition of the term "90-day Notice Period:"

         For purposes of this Section 8(d), the term "90-day Notice Period" shall mean the single period of 90 consecutive days that commences on the first day on which Mastandrea gives notice to the Trust of his intention to terminate his employment for Good Reason after a Change of Control or a Shift in Ownership if any of the events set forth in clause (i) through (vi) of this Section 8(d) occurs, provided that the notice by Mastandrea for this purpose cannot be given until after there has occurred either a Change of Control or Shift in Ownership. Mastandrea may give the notice that will start the 90-day Notice Period at any time after a Change of Control or a Shift in Ownership has occurred, whether or not any of the events set forth in clause (i) through (vi) of this Section 8(d) has occurred by the time Mastandrea gives that notice. The effect of the 90-day Notice Period is that Mastandrea cannot terminate his employment for Good Reason for at least 90 days after the first occurrence of a Change of Control or Shift in Ownership. For purposes of determining the date on which Mastandrea can give the notice that will start the 90-day Notice Period, only the first Change of Control or Shift in Ownership, as the case may be, will have any significance and no later occurring Change of Control or Shift in Ownership will have any effect.


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3. REAFFIRMATION OF EMPLOYMENT AGREEMENT. The Trust and Mastandrea hereby reaffirm the Employment Agreement as amended by this Amendment and in all other respects.

IN WITNESS WHEREOF, this Amendment has been executed on behalf of the Trust by a duly authorized representative thereof and by Mastandrea, all as of the date first above written.

                                        FIRST UNION REAL ESTATE EQUITY
                                        AND MORTGAGE INVESTMENTS


                                        By  /s/ William E. Conway
                                           -------------------------------------
                                             William E. Conway, Trustee



                                        /s/ James C. Mastandrea
                                        ----------------------------------------
                                        JAMES C. MASTANDREA